PLEDGE AND SECURITY AGREEMENT

	THIS PLEDGE AND SECURITY AGREEMENT (this "Pledge
Agreement") is made in reliance of the recitals set forth hereinbelow and entered into as of January 24, 2005 between Randolph S. Hudson, an individual principally residing in the State of New York ("Hudson", "Borrower," or "Pledgor"), entitled to receive mail at Post Office Box 202, Wyoming, New York 14591 and Leslie M. Apple, an individual principally residing in the State of New York ("Apple,"
"Lender," or "Pledgee"), entitled to receive mail at 241 Morner Road, Rensselaer, New York 12144.

W I T N E S S E T H,

	WHEREAS, Hudson purchased Ninety-five Percent (95%) of the total issued and outstanding common voting equity securities of Montana Acquisition Corporation, a United
States corporation organized under the laws of the State of Delaware ("Montana") under that certain Common Stock
Purchase Agreement (the "Agreement) of even date herewith;
and

	WHEREAS, under the terms of that certain Agreement, Hudson issued Apple a promissory note (the "Note"), which requires Hudson to pay Apple the sum of $85,000, without interest, on or before April 23, 2005; and

	WHEREAS, as the result of entering into and consummating that certain Agreement, Pledgor is the owner of certain shares of the common stock of Montana (the "Shares"), which Shares Pledgor desires to pledge to Pledgee, and Pledgee desire to accept, as collateral security for Borrower's payment under that certain Note; and

	WHEREAS, where applicable, the apparent consent by the Parties to that certain Agreement and to this Pledge
Agreement is (a) free, (b) by mutual consent, and (c) communicated by each party to the other, and, where such apparent consent was not obtained from one party by the other by means of duress, menace, fraud, undue influence, or mistake; and

	WHEREAS, pursuant to that certain Agreement and to this Pledge Agreement, Pledgee has agreed to accept the Note as evidence of indebtedness due Pledgee by Pledgor under the terms and provisions evidenced hereby;

	NOW, THEREFORE, in consideration of the premises and of the covenants herein contained, the Parties hereby agree as follows:

1.	Pledge of Securities.  As security for the full and
prompt performance of all of the obligations (as defined in Section 3, below), Pledgor hereby pledges to Pledgee a security interest to Pledgee's reasonable satisfaction, representing 23,750 shares of Montana common stock (the
"Pledged Stock"), including any proceeds from the sale of the Pledged Stock, and any and all new substituted or additional assets acquired in respect of the Pledged
Stock (the "Collateral").

2.	Voting Rights Retained by Pledgor until Default.  To
become effective only upon the final and absolute default of the obligation (as defined in Section 3, below) by Borrower, Pledgor does hereby irrevocably appoint Pledgee as the custodian with respect to the Pledged Stock pledged hereunder as Collateral with full authority to use such Pledged Stock; provided, however, that this Pledge Agreement shall be operative only upon the occurrence of a final and absolute default in the performance of the obligation (as defined in Section 3, below), and so long as such default continues, this authorization shall be irrevocable for so long as the obligation (as defined in Section 3, below) remains in existence.

3.	Obligations Secured.  The Pledge of the Collateral is
made by Pledgor to secure performance of the following described obligations with respect to Pledgor (the
"Obligation"): the payment of all principal and any interest thereon owed by Borrower to Pledgee pursuant to the Note, and all of the covenants and conditions of the Note and of the Agreement.

4.	Prioritized Recourse.  In the event of any default of the
obligation by Borrower, Pledgee's first recourse shall be its resort to the Collateral, and then to the Borrower under the Obligation.

5.	Default.  Subject to Section 4, above, upon the
occurrence of any default under the Obligation, Pledgee shall thereupon and thereafter have any or all of the rights and remedies to which a secured party is entitled in the event of and after default under the provisions of the United States Uniform Commercial Code - Secured
Transactions, as are now in effect. In addition to those rights and remedies, Pledgor agrees that Pledgee may in its sole discretion do or cause to be done in any one or more of the following:

(a)	proceed to realize upon the Collateral in any manner
or priority;

(b)	sell, assign and deliver all or any part of the
Collateral in any manner permitted by law, at any time and from time to time, at public or private sale, with or without demand and with or without notice or advertisement; for cash, upon credit or for future delivery, as the Pledgee shall deem appropriate. The
Pledgee shall have the right to assign, transfer, and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of the Pledgor; and

(c)	if notice to Pledgor is required, give written
notice to the Pledgor not less than 30 (thirty) days prior to the date of public sale of the Collateral or prior to the date after which private sale of the Collateral will be made.

6.	Application of Proceeds of Sale.  The proceeds of the
sale of Collateral sold pursuant to Section 5, above, shall be applied by the Pledgee as follows:

		First: to the payment of the costs and expenses of such sale, including the out-of-pocket expenses of the Pledgee and the reasonable fees and out-of-pocket expenses of counsel employed in connection therewith, and to the payment of all advances made by the Pledgee for the account of the defaulting Pledgor hereinunder in the payment of all costs and expenses incurred by the Pledgee in connection with the administration and enforcement of this agreement;

		Second: to the payment-in-full of all indebtedness under the Obligation, in the order of priority and in the manner therein specified; and

		Third:  the remainder, if any, to the Pledgor.

7.	Remedies.  Except as otherwise provided herein, no remedy
made available to any party hereto by any of the provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

8.	Final Release of Collateral.  Upon Pledgor's performance
in full of the Obligation, all right, title and interest in and to the Collateral of Pledgor shall completely revest in Pledgor and Pledgee will execute and deliver any documents and instruments necessary to accomplish such revesting.

9.	Further Assurances.  Upon demand, Pledgor shall execute
and deliver to Pledgee such instruments and documents as Pledgee may deem reasonably necessary or advisable to confirm or perfect the rights of the Pledgee under this Pledge Agreement and Pledgee's interest in and to the Collateral. Pledgor shall take all necessary actions to preserve and protect the security interest created hereby as a lien and encumbrance upon the Collateral.

10.	Notices.  All notices, requests, demands, and other
communications hereunder shall be in writing and shall be sent by Certified or Registered Mail, return-receipt requested, or by commercial courier to the Parties hereto at their respective addresses set forth at the beginning of this Pledge Agreement, or to such other person and place as either party hereto shall designate for itself by notice to the other party.

11.	Binding Effect.  This Pledge Agreement shall be binding
upon and inure to the benefit to the Parties hereto, their respective heirs, successors, personal representatives and permitted assigns.

12.	Entire Agreement.  This Pledge Agreement (including the
recitals set forth at the beginning hereof), together with the Note, represents the entire Agreement and understanding between the Parties hereto with respect to the credit accommodation, which is the subject matter hereof and which supersedes all prior agreements, understandings, discussions and negotiations. This
Agreement may not be amended, supplemented, or otherwise modified except in a writing which specifically references this Agreement and which is signed by the Parties hereto.

13.	Headings.  The headings in this Agreement are for the
purpose of reference only and shall not limit or otherwise effect the interpretation of this Agreement.

14.	Severability.  In case any one or more of the
provisions contained herein shall, for any reason, be held to be invalid, illegal, or unforeseeable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Pledge
Agreement, and this Pledge Agreement shall be construed as such invalid, illegal or unenforceable provisions had never been contained herein; provided that such invalid, illegal or unenforceable provisions shall be first curtailed, limited or eliminated to the extent necessary to remove such invalidity, illegality, or unenforceability with respect to applicable law as it shall then be applied.

15.	Waiver.  Any waiver of, or promise not to enforce, any
right under this Pledge Agreement shall not be enforceable unless evidenced by a writing signed by the party hereto making said waiver or promise.

16.	Applicable Law.  This Pledge Agreement has been
executed and shall be construed and enforced in accordance with the laws of the State of New York, irrespective of its conflict of laws rules.

17.	Counterparts.  This Pledge Agreement may be executed in
any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one in the same instrument.

18.	Facsimile Signatures.  The Parties hereto agree that
the transmission to the other party with the transmitting party's facsimile signature shall suffice to bind the party signing and transmitting the same to this Pledge Agreement in the same manner as if the Pledge Agreement with the original signature had been duly delivered.
Without limitation of the foregoing, each party who transmits this Pledge Agreement with its facsimile signature covenants to deliver the original thereof to the other party as soon as possible thereafter.

	IN WITNESS WHEREOF, the Parties hereof have duly executed this Pledge Agreement as of the date first above written.

RANDOLPH S, HUDSON
("Pledgor")



/s/ Randolph S. Hudson
_____________________________________________
Randolph S. Hudson


LESLIE M. APPLE
("Pledgee")



/s/ Leslie M. Apple
______________________________________________
Leslie M. Apple






ACKNOWLEDGEMENTS
AFFIXED,
PLEASE CONTINUE TO PAGE 5







ACKNOWLEDGMENTS.


State of New York	)
			)	ss.
County of Wyoming	)

	On this 24th day of January 2005, before me personally came Randolph S. Hudson, satisfactorily proven to be the person described in and who executed the foregoing instrument, and acknowledged that he executed the same.




	/s/ Wendy Fuller
	___________________________________________
	Wendy Fuller

	My commission expires on January 3, 2006.

		(NOTARIAL SEAL)


State of New York	)
			)	ss.
County of Albany	)

	On this 26th day of January 2005, before me personally came Leslie M. Apple, to me known to be the person described in and who executed the foregoing instrument, and acknowledged that he executed the same.




	/s/ Elizabeth V. Haight
	___________________________________________
								Notary Public

	My commission expires on (NOTARIAL SEAL)


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Apple Pledge and Security Agreement, January 24, 2005, Page 1 of 5